FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces First Quarter 2011 Results

MONESSEN, PA— April 29, 2011 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $268,000 for the three months ended March 31, 2011 compared to net income of $374,000 for the three months ended March 31, 2010. Basic and diluted earnings per share were $0.09 for the three months ended March 31, 2011 compared to earnings per share of $0.13 for the three months ended March 31, 2010. The per share amount for the prior period was adjusted to reflect the share exchange as a result of the completion of the Company’s conversion from the mutual holding company form of organization to the stock holding company form on September 21, 2010.

Patrick G. O'Brien, President and CEO, stated. "We are pleased that during unstable and soft market conditions we’ve been able to maintain a strong and stable asset base, while also increasing our deposit base and presence in our footprint.”

First Quarter Results

Net interest income for the three months ended March 31, 2011 increased $100,000, or 4.0%, to $2.6 million compared to $2.5 million for the three months ended March 31, 2010. Net interest margin was 3.28% for the three months ended March 31, 2011 compared to 3.09% for the three months ended March 31, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $358,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $174,000 decrease in deposits expense that together offset the decline in interest income from securities and loans.

The provision for loan losses was $250,000 for the three months ended March 31, 2011 compared to $200,000 for the three months ended March 31, 2010.  The provision for loan losses was determined based on our evaluation of the loan portfolio, which considers several components including, but not limited to, the quantitative and qualitative attributes of the portfolio to determine adequacy.  In the current period, the primary driver of the provision was net charge-offs of $239,000 compared to $92,000 for the three months ended March 31, 2010. Total nonperforming loans at March 31, 2011 were $1.5 million compared to $1.2 million at December 31, 2010. Nonperforming loans at March 31, 2011 were comprised of eight residential real estate loans totaling $796,000, three commercial real estate loans totaling $580,000, and two home equity loans totaling $155,000. At March 31, 2011, nonperforming loans to totals loans was 0.63%, nonperforming assets to total assets was 0.58%, allowance for loan losses to total loans was 1.16% and allowance for loan losses to nonperforming loans was 185.17%.

Noninterest income decreased $92,000, or 9.9%, to $834,000 for the three months ended March 31, 2011 compared to $926,000 for the three months ended March 31, 2010 primarily due to a decrease in contingency fee income on insurance policies.

Noninterest expense increased $155,000, or 6.0%, to $2.7 million for the three months ended March 31, 2011 compared to $2.6 million for the three months ended March 31, 2010, primarily from an increase in compensation expense related to the Company’s supplemental executive retirement plan due to the impact of lower interest rates.

Balance Sheet Review

Total assets decreased $3.7 million to $339.4 million at March 31, 2011 compared to $343.1 million at December 31, 2010. Securities decreased $8.5 million from calls, sales, and paydowns, which offset an increase in loans of $7.6 million as a result of growth in the multi-family, home equity installment and commercial real estate categories.  From a liability perspective, deposits increased $14.1 million, primarily in certificates of deposits, and borrowings decreased $18.5 million due to pay off of maturing advances.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	March 31,	December 31,
	2011	2010
Selected Financial Condition Data:

Total assets	$339,361	$343,073
Cash and cash equivalents	7,793	9,320
Securities available-for-sale	70,211	78,708
Loans receivable, net	237,658	230,055
Deposits	217,690	203,562
Borrowings	58,381	76,893
Stockholders' equity	59,382	58,587

	(Unaudited)
	Three Months Ended
	March 31,
	2011	2010

Selected Operations Data:

Total interest income	$3,932	$4,364
Total interest expense	1,332	1,864

Net interest income	2,600	2,500
Provision for loan losses	250	200

Net interest income after provision for loan losses	2,350	2,300
Noninterest income	834	926
Noninterest expense	2,737	2,582

Income before income tax expense and noncontrolling
interest in net income of consolidated subsidiary	447	644
Income tax expense	161	237

Net income before noncontrolling interest
in net income of consolidated subsidiary	286	407
Noncontrolling interest in net income of consolidated subsidiary	18	33

Net income of FedFirst Financial Corporation	$268	$374

Dividends per share	$0.03	$-
Earnings per share - basic and diluted (3)	0.09	0.13

Weighted average shares outstanding - basic (3)	2,905,642	2,891,441
Weighted average shares outstanding - diluted (3)	2,911,768	2,891,441

	Three Months Ended
	March 31,
	2011	2010

Selected Financial Ratios(1):

Return on average assets	0.31%	0.43%
Return on average equity	1.82	3.48
Average interest-earning assets to average interest-bearing liabilities	120.70	112.55
Average equity to average assets	17.18	12.23
Interest rate spread	2.94	2.81
Net interest margin	3.28	3.09

	Period Ended
	March 31,	December 31,
	2011	2010

Allowance for loan losses to total loans	1.16%	1.19
Allowance for loan losses to nonperforming loans	185.17	231.67
Nonperforming loans to total loans	0.63	0.51
Nonperforming assets to total assets	0.58	0.48
Net charge-offs to average loans	0.10	0.23
Tier 1 (core) capital and tangible equity (2)	13.18	12.95
Tier 1 risk-based capital (2)	24.13	24.19
Total risk-based capital (2)	25.38	25.44
Book value per share	$19.85	$19.58

(1) Three months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.
(3) Prior period figures were adjusted for comparability using the conversion ratio of 0.4735 due to completion of second step offering.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.